Exhibit 99.1

FOR IMMEDIATE RELEASE

October 24, 2024

Morgan Stanley Announces Ted Pick to Become Chairman on January 1, 2025

CEO Ted Pick was Elected by Board to Additional Position of Chairman in 2025; James Gorman to Step Down as Chairman and Retire from Firm at Year End

NEW YORK - Morgan Stanley (NYSE: MS) today announced that Chief Executive Officer Edward (Ted) Pick was elected by the Board of Directors to the additional position of Chairman, effective January 1, 2025.

James Gorman will step down as Chairman and leave the Board as expected at the end of 2024. Mr. Gorman will also retire from employment at Morgan Stanley and be named Chairman Emeritus at that time.

CEO and Chairman-elect Ted Pick said, “Under James’ extraordinary leadership over the past 15 years, Morgan Stanley has become a world-class global financial institution with a long-term sustainable business model. He has transformed our institution and given it a winning strategy and culture. I would like to thank him for his dedication to our Firm and the guidance and counsel he has personally provided me over the years. I would also like to thank the Board for the confidence they have expressed in me.”

Chairman James Gorman said, “It is time to hand the reins to the next generation of exceptional talent at Morgan Stanley. It has been an honor and a privilege to have led and been part of Morgan Stanley for nearly two decades, and I was blessed to work with so many talented, hard-working and values-driven colleagues. I am confident that with Ted’s tremendous leadership Morgan Stanley will continue its strong trajectory to even greater heights and new successes in the years ahead.”

Tom Glocer, Lead Director of the Board, said, “The Board is profoundly grateful to James for the transformation of our Firm under his leadership. Our Board benefited immensely from his strategic vision, patient execution and focus on talent development. Ted has proven to be an outstanding Chief Executive, and as Chairman and CEO, he will continue to strengthen and grow our world-class global franchise, attract top talent to our platform and carry forward our culture and values.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

Media Relations Contact: Wesley McDade, 212.761.2430

Investor Relations Contact: Leslie Bazos, 212.761.5352